Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29847, 333-109421, 333-187577 and 333-233682) pertaining to the Walmart 401(k) Plan of our report dated June 30, 2022, with respect to the financial statements and schedule of the Walmart 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2022.

/s/ Ernst & Young, LLP

Rogers, Arkansas
June 30, 2022